Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stanley Black & Decker, Inc. Retirement Account Plan of Stanley Black & Decker, Inc. of our reports dated February 23, 2012, with respect to the consolidated financial statements and schedule of Stanley Black & Decker, Inc. and the effectiveness of internal control over financial reporting of Stanley Black & Decker, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

Hartford, Connecticut February 23, 2012	/s/Ernst & Young, LLP